                       VICE PRESIDENT, SALES & MARKETING
                             1999 COMPENSATION PLAN

INTRODUCTION

The plan has been designed to incent F5 Labs' Vice President, Sales & Marketing, to meet/exceed the following goals. The theme of this compensation plan is to highly rewarded overachievement and link the goals of the Vice President, Sales & Marketing with the goals of the company.

SALES CREDIT

The Vice President, Sales & Marketing will receive sales credit for all F5 sales. All sales will be credited upon order entry and receipt of an unconditional hardcopy purchase order, and paid upon shipment.

COMPENSATION CATEGORIES

The total compensation plan is designed to provide the Vice President, Sales & Marketing $240,000 in annual income, plus upside earnings according to the following categories:

1. ANNUAL BASE SALARY: Compensation for managing the day to day affairs of the Sales, Marketing and Services organization. $120,000 payable bi-weekly in arrears.

2. INCENTIVE COMPENSATION: Offered to the Vice President, Sales & Marketing for leading his team to meet their objectives, 70% of the incentive compensation will be based on successfully achieving each quarterly Net Revenue goal as specified in the 1999 "Waterfall" budget, 30% of the incentive compensation will be based on successfully achieving each quarterly EBITDA goal as specified in the 1999 "Waterfall" budget. Target annual income is $120,000 at plan, plus significant upside above quota.

PAYMENT TERMS

The Vice President, Sales & Marketing will receive a monthly draw of $10,000 to be paid on the 15th of each month. At the end of each quarter this draw will be reconciled on a straight line pro rata basis, at or above 80% of plan, against achievement of the quarterly Net Revenue (70% weighting) and EBITDA (30% weighting) goals as specified in the 1999 "Waterfall" budget.

EXCLUSIONS

The CEO reserves the right to exclude certain revenues that the company may recognize during the course of the year that are unrelated to the company's mainstream business, that are of a funded R&D or similar nature, or that are otherwise separate from the efforts of the company's sales organization.

DEADLINES

As with Sales Manager's commission plan, the condition under which the company is OBLIGATED to calculate commissions and bonuses for sales booked in a month that don't ship, is for an unconditional hard copy purchase order specifying a delivery date prior to the end of the month to be received no later than midnight on the 10th day prior to the close of the month. Orders received past this deadline may still be shipped prior to the end of the period and commissions and bonuses calculated accordingly, but at the company's discretion. In all cases, commissions as well as bonuses will not be paid until the products ship. The above criteria will also be applied to split shipments, with the commissions and bonuses calculated according to the ship dates.

ADJUSTMENTS

Net product shipments shall be adjusted for order cancellation, non-acceptance by the customer, non-payment of an invoice for a period of 60 days past due or other adjustments that may occur. The adjustment will be charged in the month in which the adjustment occurs.

EFFECTIVE DATE AND TERM

The plan shall take effect on January 1, 1999 and shall remain in effect until December 31, 1999.

PARACHUTE

In the event there is a business combination (i.e.; merger, acquisition, change in controlling interest) involving F5 whereby the new organization elects to terminate the Vice President, Sales & Marketing employment, or change the Vice President, Sales & Marketing role such that it is not equal or greater in scope, responsibility, income, and stature to the current role, then the Vice President, Sales & Marketing shall be entitled to a severance package which is payable in full upfront equal to his 1998 total earnings.

TERMINATION

If the Vice President, Sales & Marketing leaves the company prior to the end of 1999, he will be eligible to receive commission and bonus payments only through the end of the last full month employed.

NOTICES

F5 Labs reserves the right to change, alter or cancel any provision contained within this plan upon written notice to the Vice President, Sales & Marketing. Nothing in this plan is intended to grant a right to employment for any specific term.

AMBIGUITIES AND INCONSISTENCIES

This plan has been carefully considered and is meant to be reasonable and complete. When circumstances occur which require special interpretation, however, it shall be the responsibility of the CEO to determine the intent of the plan and to render a judgment which is fair to both the Vice President, Sales & Marketing and the company.

ACCEPTANCE OF PLAN AND CONDITIONS


/s/ Jeff Hussey                              /s/ Steve Goldman
----------------------------------          ----------------------------------
Jeff Hussey                                 Steve Goldman
CEO                                         Vice President, Sales & Marketing

2-19-99                                     2-4-99
----------------------------------          ----------------------------------
Date                                        Date